9

    As filed with the Securities and Exchange Commission on November 11, 1998
                                                            Registration No. ___
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                                    ________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            SCOTT'S LIQUID GOLD-INC.
               (Exact name of issuer as specified in its charter)

             Colorado                                      84-0920811
     (State or other Jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                         Identification No.)

                      4880 Havana Street, Denver, CO  80239
              (Address of Principal Executive Offices and Zip Code)

                             1998 STOCK OPTION PLAN
                              (Full title of plan)

                                  Barry Shepard
                                    Treasurer
                            Scott's Liquid Gold-Inc.
                               4880 Havana Street
                             Denver, Colorado  80239
                     (Name and address of agent for service)

                                 (303) 373-4860
          (Telephone number, including area code, of agent for service)

                          Copy to:  Holland & Hart LLP
                               Attn:  Mark R. Levy
                       555 Seventeenth Street, Suite 3200
                             Denver, Colorado  80202

                         CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
Title of                  maximum      maximum
Securities   Amount to    offering     aggregate     Amount of
to be        be           price per    offering      registratio
registered   registered   share        price         n fee
             (1)
Common       350,000      $2.03125     $710,937.50   $209.73
Stock                     (2)
($.10 par
value)

    (1) Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
 (2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices for the Registrant's common stock as reported on the New York Stock Exchange on November 6, 1998.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     This registration statement relates to the registration of 350,000 shares of Common Stock, $.10 par value, of Scott's Liquid Gold-Inc. (the "Company") available under the 1998 Stock Option Plan (the "Plan") of the Company. The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. In reliance on Rule 428, such documents (i) are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 and (ii) along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, constitute a prospectus (the "Prospectus") that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference in this registration statement:

     (1) The Company's Annual Report on Form 10-K, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 1997.

     (2)  The Company's Quarterly Reports on Form 10-Q, filed pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     (3) The Company's Reports on Form 8-K, dated January 6, 1998, January 21, 1998, February 27, 1998, March 31, 1998, April 27, 1998, May 11, 1998, July
     15, 1998 and September 14, 1998 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

     All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in the Prospectus, this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this registration statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus or this registration statement.

     Description of Securities:

     The Company is authorized to issue 50,000,000 shares of the Company's common stock, $.10 par value per share, which Common Stock is listed on the New York Stock Exchange. The Company also has authorized 20,000,000 shares of preferred stock. There are currently no outstanding shares of preferred stock. This summary of certain provisions of the Common Stock and preferred stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation, which is incorporated by reference as an exhibit to this registration statement, and the provisions of applicable law.

Common Stock

     Each outstanding share of Common Stock entitles the holder to one vote. Cumulative voting in the election of directors is not permitted. A majority of the Company's outstanding shares entitled to vote, when present in person or by proxy, constitute a quorum at a meeting of shareholders. When a quorum is present, the number of nominees equaling the number of directors to be elected and having the highest number of votes cast in favor of their election are elected to the Board of Directors. Except as otherwise required by law, if a quorum is present, a matter is approved if the votes cast favoring the matter exceed the votes cast opposing the matter.

     Holders of shares of Common Stock are entitled to receive dividends if and when declared by the Board out of funds legally available therefor, subject to any preference that may be applicable to any then outstanding preferred stock. Upon the voluntary or involuntary liquidation of the Company, holders of Common Stock are entitled to receive ratably all assets remaining after payment of all obligations of the Company and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive or conversion rights to acquire securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of the Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

     The Board of Directors has the authority, without further vote or action by the shareholders (unless shareholder approval is required in a specific case by applicable laws or regulations or stock exchange rules) to issue from time to time up to 20,000,000 shares of preferred stock as one class without series or in one or more series and to fix by resolution the designations, preferences, limitations and relative rights of the one class or each such series. The class as a whole or any series of preferred stock could, as determined by the Board of Directors at the time of issuance, rank with respect to dividends, limited voting rights, redemption and liquidation rights, senior to the Company's Common Stock.

     If issued, the preferred stock would have no voting rights except for the following: (a) voting rights required by applicable law (which currently provides for a vote of a class or series for certain amendments to the articles of incorporation affecting the class or series), (b) voting rights which the Board of Directors may grant to the class or a series of the preferred stock with respect to any amendment of the Company's Articles of Incorporation which adversely affects any right, preference or a limitation of the class or series, and (c) voting rights which the Board of Directors may grant to the class or a series of the preferred stock to elect a certain number of directors of the Company if there is a failure to pay dividends on the class or series for a period of time or to make a mandatory redemption payment when due for the class or series. The terms, conditions and limitations of any such voting rights will be determined by the Board of Directors, including the number of directors to be elected and the time period for which there must be a failure to pay any dividends for voting rights to occur.

Certain Effects of Authorized but Unissued Stock

     The issuance of additional Common Stock or shares of preferred stock could have the effect of diluting voting power per share or the book value per share of the outstanding Common Stock. Also, the existence of unissued and unreserved Common Stock or preferred stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest, and thus potentially have an "anti-takeover" effect. An issuance of stock can make acquisition of a company more difficult or more costly. An issuance of stock could deter the type of transactions that may be proposed or could discourage or limit the shareholders' participation in certain type of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their position. The Board of Directors of the Company will, however, consider any proposals to acquire control of the Company that may arise in the future in accordance with their fiduciary duties and their judgment as to the best interests of the shareholders of the Company at that time. The Company's Articles of Incorporation and Bylaws do not presently contain provisions having an anti-takeover effect.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable

Item 6.  Indemnification of Directors and Officers.

     The Company's Articles of Incorporation provides that the Company shall indemnify its directors and officers in connection with any action, suit or proceeding to which the director may be a part by reason of being or having been a director or officer of the Company, subject to certain exceptions. Additionally, the Company has entered into Indemnification Agreements with it directors and officers which provide that the Company will indemnify the director and/or officer to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may be sufficiently broad to indemnify the directors and officers of the Company for liabilities arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit  Description.
No.
4.1 The Company's Articles of Incorporation, incorporated by reference to Exhibit 3.1 of the Company's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1996.

4.2      The Company's Bylaws as amended through February 27,
         1996, incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1995.

4.3      Scott's Liquid Gold-Inc.'s 1998 Stock Option Plan.

4.4      Form of Incentive Stock Option Agreement for 1998 Stock
         Option Plan.

4.5      Form of Nonqualified Stock Option Agreement for 1998
         Stock Option Plan for Employee.

4.6      Form of Nonqualified Stock Option Agreement for 1998
         Stock Option Plan for Director.

5.1      Opinion of Holland & Hart LLP, counsel for the Company.

23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants.

23.2 Consent of Holland & Hart LLP (contained in their opinion filed as Exhibit 5.1).

24       Powers of Attorney.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 10, 1998.

                              SCOTT'S LIQUID GOLD-INC.



                              By:
                                   Mark E. Goldstein, President
                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date                    Name and Title

November 10,1998        Jerome J. Goldstein, )
                        Chairman of the Board)
                                             )
                                             )
November 10,1998        Mark E. Goldstein,   )
                        Director, President, )
                        Principal Executive  )
                        Officer              )
                                             )
November 10,1998        Carolyn J. Anderson ,)
                        Director, Executive  )
                        Vice President, Chief)
                        Operating Officer and)
                        Corporate Secretary  )
                                             )    By:  Mark Goldstein, in the
November 10,1998        Barry Shepard,       )         capacity indicated and
                        Director, Treasurer, )         Attorney-In-Fact for the
                        Principal Financial  )         named Officers and named
                        Officer              )         Directors who constitute
                                             )         all of the Directors of
                                             )         the Company
November 10,1998        Dennis H. Field,     )
                        Director             )
                                             )
November 10,1998        Jeffry B. Johnson,   )
                        Controller, Principal)
                        Accounting Officer   )
                                             )
November 10,1998        James F. Keane,      )
                        Director             )
                                             )
November 10,1998        Michael J. Sheets,   )
                        Director             )



                                 EXHIBITS INDEX

Exhibit  Description                                         Page
No.

4.1      The Company's Articles of Incorporation,            N/A
         incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

4.2      The Company's Bylaws as amended through February    N/A
         27, 1996, incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

4.3      Scott's Liquid Gold-Inc.'s 1998 Stock Option Plan.

4.4      Form of Incentive Stock Option Agreement for 1998
         Stock Option Plan.

4.5      Form of Nonqualified Stock Option Agreement for
         1998 Stock Option Plan for Employee.

4.6      Form of Nonqualified Stock Option Agreement for
         1998 Stock Option Plan for Director.

5.1      Opinion of Holland & Hart LLP, counsel for the
         Company.

23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants.

23.2     Consent of Holland & Hart LLP (contained in their   N/A
         opinion filed as Exhibit 5.1).

24       Powers of Attorney.